Exhibit 4.37

THIS DEED OF ASSIGNMENT is made the 17th day of Dec., 2003

BETWEEN

(1)	ChipMOS Technologies Inc. whose registered office is situate at No. 1, R & D Road 1, Hsinchu Science Park, Hisnchu, Taiwan, ROC (hereinafter called “the Vendor”);

And

(2)	ChipMOS Technologies (Bermuda) Ltd. whose registered office is situate at Canon’s Court, 22 Victoria Street, Hamilton HM 12, BERMUDA(hereinafter called “the Purchaser”).

WHEREAS

(A)	By a promissory note of 4th November 2002 as varied by a Deed of Variation of 2nd December 2002, MMT is indebted to Jesper Limited, a BVI company, in the principal sum of USD 37,500,000.00 in such terms and conditions therein contained (“the Note”).

(B)	The said principal sum of USD 37,500,000.00 together with interest thereon will become due six months after the date of the Note but has been extended for further nine months to Aug.3, 2004 in due course.

(C)	When the said principal sum of USD 37,500,000.00 with interest thereon is due and is not repaid by MMT in manner contained under the Note, Jesper Limited may convert all sum outstanding or any part thereof into ordinary shares of MMT at the conversion rate of USD1.00 for 1 ordinary share of MMT.

(D)	Jesper Limited and Vendor had entered into a Deed of Assignment on Dec. 17, 2003, where out of the said principal sum of USD 37,500,000.00 under the Note, the sum of USD 16,500,745 and interest thereon to become due were sold to Vendor by Jesper Limited.

(E)	Purchaser has agreed with the Vendor for the absolute sale to it, the Assigned Rights in manner hereinafter expressed.

NOW THIS DEED WITNESSETH as follows:

1.	In consideration of USD 16,594,249.93 (“Purchaser Price”) to be paid by the Purchaser to the Vendor, the Vendor as beneficial owner assigns to the Purchaser USD 16,500,745 due under the Note together with interest thereon to become due and all other monies hereafter to become payable by force or virtue of the Note and the full right, benefit and advantage of the premises TO HOLD the same unto the Purchaser absolutely.

2.	The Purchase Price shall be paid in full no later than June 30, 2004 to the Vendor through wire transfer to the bank account as designated by the Vendor.

3.	The receipt of the Purchaser shall be a good discharge to MMT for the said sum of USD 16,500,745 and interest thereon due under the Note hereby assigned.

4.	This Deed shall be governed by and construed in accordance with the laws of the British Virgin Islands.

IN WITNESS whereof the parties have executed this Deed on the day and year first above written.

SEALED with the Common Seal
of the Vendor and signed
by	/s/ Shih-Jye Cheng
in the presence of :

SEALED with the Common Seal
Of the Purchaser and signed
By	/s/ Hung-Chiu Hu
in the presence of :

Dated the 17th day of Dec., 2003